Exhibit 99.1

Willdan Reports Fourth Quarter 2011 and Fiscal Year 2011 Financial Results

ANAHEIM, Calif., March 27, 2012—(BUSINESS WIRE)—Willdan Group, Inc. (“Willdan”) (NASDAQ:WLDN), today announced financial results for its fourth quarter and fiscal year 2011 ended December 30, 2011.

For the fourth quarter of 2011, Willdan reported total contract revenue of $30.0 million and a net loss of $0.8 million, or $0.11 per basic and diluted share.

For the fiscal year ended December 30, 2011, Willdan reported total contract revenue of $107.2 million and net income of $1.8 million, or $0.25 per basic share and $0.24 per diluted share.

Tom Brisbin, Willdan’s Chief Executive Officer, stated: “We’re pleased with our results for 2011. The investments we have made in diversifying our business are paying off and we are now on a clear path to sustained long-term growth. Our diversification into the energy efficiency market, in particular, has significantly contributed to our recovery and growth over the past three years.  We are excited about the future and believe that Willdan is poised to deliver improved profits and stockholder returns in 2012 and beyond.”

Fourth Quarter 2011 Results

For the fourth quarter of fiscal 2011, revenue was $30.0 million, up $10.1 million, or 51.0%, from revenue of $19.9 million for the comparable period last year. On a sequential basis, revenue was up $1.4 million, or 4.9%, from the third quarter of 2011. Income from operations was $0.3 million for the fourth quarter of fiscal 2011, as compared to $30,000 for the comparable period last year. On a sequential basis, income from operations decreased $2.1 million from $2.4 million in the third quarter of 2011.

Net loss was $0.8 million for the fourth quarter of fiscal 2011, as compared to net income of $0.3 million in the comparable period last year and net income of $2.2 million in the third quarter of 2011.

Basic and diluted loss per share for the fourth quarter of fiscal 2011 was $0.11 as compared to basic and diluted earnings per share of $0.04 for the comparable period last year.

Willdan used $3.7 million in cash flow from operations in the fourth quarter of fiscal 2011.

Fiscal Year 2011 Results

Revenue for fiscal year 2011 was $107.2 million, up $29.3 million, or 37.6%, from revenue of $77.9 million for fiscal year 2010. Income from operations was $3.4 million for fiscal year 2011 as compared to $3.1 million for fiscal year 2010. Net income was $1.8 million for fiscal year 2011 as compared to $2.7 million for fiscal year 2010.

Basic and diluted earnings per share for fiscal year 2011 were $0.25 and $0.24, respectively, as compared to basic and diluted earnings per share of $0.38 and $0.37, respectively, for fiscal year 2010.

Willdan used $0.7 million in cash flow from operations in the year ended December 30, 2011.

	Three Months Ended		Twelve Months Ended
In thousands (except EPS data)	December 30, 2011	December 31, 2010	December 30, 2011	December 31, 2010
Revenue	$30,006	$19,872	$107,165	$77,896

Income from operations	347	30	3,401	3,074
Interest income	—	3	5	12
Interest expense	(24)	(17)	(77)	(54)
Other, net	(4)	15	1	32
Income tax (expense) benefit	(1,098)	251	(1,500)	(344)
Net (loss) income	$(779)	$282	$1,830	$2,720

(Loss) earnings per share
Basic	$(0.11)	$0.04	$0.25	$0.38
Diluted	$(0.11)	$0.04	$0.24	$0.37

Weighted average shares outstanding:
Basic	7,273	7,245	7,262	7,233
Diluted	7,273	7,380	7,485	7,311

Use of Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure its operating performance. Willdan defines Adjusted EBITDA as net income (loss) plus net interest expense, income tax expense (benefit), depreciation and amortization and other non-recurring income and expense items occurring in such period. Willdan’s definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures. This measure should be considered in addition to, and not as a substitute for or superior to, other measures of financial performance prepared in accordance with U.S. generally accepted accounting principles, or GAAP, such as net income. Willdan believes Adjusted EBITDA enables management to separate non-recurring income and expense items from its results of operations to provide a more normalized and consistent view of operating performance on a period-to-period basis. Willdan uses Adjusted EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes. Willdan also believes Adjusted EBITDA is useful to investors, research analysts, investment bankers and lenders because it removes from its operational results the impact of certain non-recurring income and expense items, which may facilitate comparison of its results from period-to-period.

Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income or net income as an indicator of operating performance or any other GAAP measure.

Adjusted EBITDA increased to $4.3 million for fiscal year 2011 from $4.1 million for fiscal year 2010.

The following is a reconciliation of net income (loss) to Adjusted EBITDA:

	Twelve Months Ended
In thousands	December 30, 2011	December 31, 2010

Net income	$1,830	$2,720
Interest income	(5)	(12)
Interest expense	77	54
Income tax expense	1,500	344
Lease abandonment expense (recovery)	2	(68)
Depreciation and amortization	944	1,053
Loss (gain) on sale of assets	2	(17)
Adjusted EBITDA	$4,350	$4,074

Liquidity and Capital Resources

Willdan had $3.0 million in cash and cash equivalents at December 30, 2011, compared with $6.6 million at December 31, 2010. Willdan had $0.3 million in outstanding borrowings under a $5.0 million revolving line of credit at the end of fiscal year 2011.

Conference Call and Webcast

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Kimberly Gant plan to host a conference call on March 27, 2012 at 5:00 p.m. Eastern/2:00 p.m. Pacific to discuss Willdan’s financial results.

Interested parties may participate in the conference call by dialing 877-941-8609 (480-629-9692 for international callers).  When prompted, ask for the “Willdan Group, Inc., Fourth Quarter 2011 Conference Call.”  The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com under Investors: Events.

The telephonic replay of the conference call may be accessed approximately two hours after the call through April 10, 2012, by dialing 800-406-7325 (303-590-3030 for international callers).  The replay access code is 4512338.  The webcast replay will be archived for 12 months.

About Willdan Group, Inc.

Founded over 45 years ago, Willdan is a provider of professional technical and consulting services to small and mid-sized public agencies, large public utilities and, to a lesser extent, private industry primarily located in California, New York and Arizona. Willdan provides a broad range of services to clients, including civil engineering and planning, energy efficiency and sustainability, economic and financial consulting, and homeland security and communications and technology. For additional information, visit Willdan’s website at www.willdan.com.

Forward-Looking Statements

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Willdan will not be able to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, a slowdown in the local and regional economies of the states where Willdan conducts business and the loss of or inability to hire additional qualified professionals. Willdan’s business could be affected by a number of other factors, including the risk factors listed from time to time in Willdan’s SEC reports including, but not limited to, the Annual Report on Form 10-K to be filed for the year ended December 30, 2011. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$3,001,000	$6,642,000
Accounts receivable, net of allowance for doubtful accounts of $421,000 and $959,000 at December 30, 2011 and December 31, 2010, respectively	16,782,000	14,484,000
Costs and estimated earnings in excess of billings on uncompleted contracts	20,672,000	11,343,000
Other receivables	175,000	176,000
Prepaid expenses and other current assets	1,724,000	1,714,000
Total current assets	42,354,000	34,359,000

Equipment and leasehold improvements, net	1,217,000	1,496,000
Goodwill	15,208,000	12,475,000
Other intangible assets, net	49,000	95,000
Other assets	383,000	407,000
Deferred income taxes	5,100,000	622,000
Total assets	$64,311,000	$49,454,000

Liabilities and Stockholders’ Equity
Current liabilities:
Excess of outstanding checks over bank balance	$1,777,000	$1,223,000
Borrowings under line of credit	256,000	1,000,000
Accounts payable	8,182,000	5,380,000
Accrued liabilities	10,192,000	5,985,000
Billings in excess of costs and estimated earnings on uncompleted contracts	752,000	1,041,000
Current portion of notes payable	600,000	90,000
Current portion of capital lease obligations	163,000	173,000
Current portion of deferred income taxes	7,349,000	1,407,000
Total current liabilities	29,271,000	16,299,000

Notes payable, less current portion	77,000	131,000
Capital lease obligations, less current portion	136,000	96,000
Deferred lease obligations	534,000	766,000
Total liabilities	30,018,000	17,292,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized; 7,274,000 and 7,246,000 shares issued and outstanding at December 30, 2011 and December 31, 2010, respectively	73,000	72,000
Additional paid-in capital	34,065,000	33,765,000
Accumulated earnings (deficit)	155,000	(1,675,000)
Total stockholders’ equity	34,293,000	32,162,000
Total liabilities and stockholders’ equity	$64,311,000	$49,454,000

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Year
	2011	2010	2009

Contract revenue	$107,165,000	$77,896,000	$61,605,000

Direct costs of contract revenue (exclusive of depreciation and amortization shown separately below):
Salaries and wages	25,714,000	21,607,000	18,130,000
Subconsultant services	34,195,000	16,523,000	7,997,000
Other direct costs	4,818,000	3,892,000	2,715,000
Total direct costs of contract revenue	64,727,000	42,022,000	28,842,000

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	22,594,000	17,582,000	20,325,000
Facilities and facility related	4,875,000	4,290,000	4,430,000
Stock-based compensation	201,000	235,000	272,000
Depreciation and amortization	877,000	1,042,000	1,814,000
Lease abandonment (recovery), net	2,000	(68,000)	707,000
Impairment of goodwill	—	—	2,763,000
Litigation accrual (reversal)	—	—	(1,125,000)
Other	10,488,000	9,719,000	11,070,000
Total general and administrative expenses	39,037,000	32,800,000	40,256,000
Income (loss) from operations	3,401,000	3,074,000	(7,493,000)

Other (expense) income:
Interest income	5,000	12,000	30,000
Interest expense	(77,000)	(54,000)	(38,000)
Other, net	1,000	32,000	(5,000)
Total other (expense) income, net	(71,000)	(10,000)	(13,000)
Income (loss) before income taxes	3,330,000	3,064,000	(7,506,000)

Income tax expense (benefit)	1,500,000	344,000	(1,931,000)
Net income (loss)	$1,830,000	$2,720,000	$(5,575,000)

Earnings (loss) per share:
Basic	$0.25	$0.38	$(0.78)
Diluted	$0.24	$0.37	$(0.78)

Weighted-average shares outstanding:
Basic	7,262,000	7,233,000	7,192,000
Diluted	7,485,000	7,311,000	7,192,000

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year
	2011	2010	2009
Cash flows from operating activities:
Net income (loss)	$1,830,000	$2,720,000	$(5,575,000)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Non-cash revenue from subcontractor settlement	(902,000)	—	—
Depreciation and amortization	944,000	1,053,000	1,814,000
Deferred income taxes	1,465,000	389,000	(1,890,000)
Goodwill impairment	—	—	2,763,000
Lease abandonment expense (recovery), net	2,000	(68,000)	707,000
Loss (gain) on sale of equipment	2,000	(17,000)	6,000
Provision for doubtful accounts	209,000	20,000	1,829,000
Stock-based compensation	201,000	235,000	272,000
Changes in operating assets and liabilities:
Accounts receivable	(2,507,000)	(4,407,000)	936,000
Costs and estimated earnings in excess of billings on uncompleted contracts	(8,427,000)	(4,694,000)	1,632,000
Income tax receivable	—	51,000	905,000
Other receivables	1000	(103,000)	(25,000)
Prepaid expenses and other current assets	(10,000)	(214,000)	284,000
Other assets	24,000	(89,000)	55,000
Accounts payable	2,802,000	3,923,000	(654,000)
Accrued liabilities	4,206,000	1,476,000	(959,000)
Billings in excess of costs and estimated earnings on uncompleted contracts	(289,000)	11,000	326,000
Deferred lease obligations	(234,000)	(189,000)	(272,000)
Net cash (used in) provided by operating activities	(683,000)	97,000	2,154,000

Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(395,000)	(685,000)	(386,000)
Proceeds from sale of equipment	6,000	40,000	—
Payments related to business acquisitions	(2,733,000)	(2,104,000)	(2,373,000)
Net cash used in investing activities	(3,122,000)	(2,749,000)	(2,759,000)

Cash flows from financing activities:
Changes in excess of outstanding checks over bank balance	554,000	735,000	40,000
Payments on notes payable	(211,000)	(17,000)	(46,000)
Proceeds from notes payable	667,000	214,000	—
Borrowings under line of credit	33,965,000	14,123,000	3,553,000
Repayments of line of credit	(34,709,000)	(14,123,000)	(2,553,000)
Principal payments on capital leases	(202,000)	(173,000)	(172,000)
Proceeds from stock option exercise	7,000	3,000	—
Proceeds from sales of common stock under employee stock purchase plan	93,000	87,000	84,000
Net cash provided by financing activities	164,000	849,000	906,000

Net (decrease) increase in cash and cash equivalents	(3,641,000)	(1,803,000)	301,000
Cash and cash equivalents at beginning of the year	6,642,000	8,445,000	8,144,000
Cash and cash equivalents at end of the year	$3,001,000	$6,642,000	$8,445,000

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$77,000	$52,000	$40,000
Income taxes	70,000	48,000	3,000
Supplemental disclosures of noncash investing and financing activities:
Equipment acquired under capital leases	$247,000	$240,000	$60,000

Contact:

Willdan Group, Inc.
Kimberly Gant
Chief Financial Officer
Tel: 714-940-6300
kgant@willdan.com

or

Financial Profiles, Inc.
Moira Conlon
Tel: 310-478-2700 x11
mconlon@finprofiles.com